Contract No.: 2277



                                 GAS STORAGE CONTRACT
                        (For Use Under Rate Schedule FS)


               THIS AGREEMENT is made and entered into as of the 1st day of September, 1993, by and between TENNESSEE GAS PIPELINE COMPANY, a Delaware Corporation, hereinafter referred to as "Transporter" and PENNSYLVANIA & SOUTHERN GAS COMPANY, a Delaware corporation, hereinafter referred to as "Shipper." Transporter and Shipper shall collectively be referred to herein as the "parties."


                            ARTICLE I - SCOPE OF CONTRACT

          Following the commencement of service hereunder, in accordance with the terms of Transporter's Rate Schedule FS (Market Area), and of this Agreement, Transporter shall receive for injection for Shipper's account a daily quantity of gas up to Shipper's Maximum Injection Quantity (on any day) and Maximum Storage Quantity of 424,530 Dth (on a cumulative basis) and on demand shall withdraw from Shipper's storage account and deliver to Shipper a daily quantity of gas up to Shipper's Maximum Daily Withdrawal Quantity of 4,717 Dth.

                              ARTICLE II - SERVICE POINT

          the point or points at which the gas is to be tendered for delivery by Transporter to Shipper under this contract shall be at the storage service point at Transporter's Compressor Station 313.

                                 ARTICLE III - PRICE

          1. Shipper agrees to pay Transporter for all natural gas storage service furnished to Shipper hereunder, including compensation for system fuel and losses, at Transporter's legally effective rate or at any effective superseding rate applicable to the type of service specified herein. Transporter's present legally effectively rate for said service is contained in Transporter's Rate Schedule FS as filed with the Federal Energy Regulatory Commission.

          2. Shipper agrees to reimburse Transporter for any filing or similar fees, which have not been previously paid by Shipper, which Transporter incurs in rendering service hereunder.

          3. Shipper agrees that Transporter shall have the unilateral right to file with the appropriate regulatory authority and make effective changes in (a) the rates and charges applicable to service pursuant to Transporter's Rate Schedule FS, (b) the rate





          schedule(s) pursuant  to which service hereunder  is rendered, or
          (c) any provision of the General Terms and Conditions applicable to those rate schedules. Transporter agrees that Shipper may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for such adjustment of Transporter's existing FERC Gas Tariff as may be found necessary to assure Transporter's just and reasonable rates.

          ARTICLE IV - INCORPORATION OF RATE SCHEDULE AND TARIFF PROVISIONS

          This Agreement shall be subject to the terms of Transporter's rate Schedule FS, as filed with the Federal Energy Regulatory
          Commission, together with the General Terms and conditions applicable thereto (including any changes tin Said Rate Schedule or General terms and conditions as may from time to time be filed and made effective by Transporter).

                             ARTICLE V - TERM OF CONTRACT

          This Agreement shall be effective as of September 1, 1993, and shall remain in force and effect until November 1, 2000 ("Primary Term" ) and on a month to month basis thereafter unless terminated by either Party upon at least thirty (30) days prior written notice to the other Party; provided, however, that if the Primary Term is one year or more, then unless Shipper elects upon one year's prior written notice to Transporter to request a lesser extension term, the Agreement shall automatically extend upon the expiration of the primary term for a term of five years; and shall automatically extend for successive five year terms thereafter unless shipper provides notice as described above in advance of the expiration of a succeeding term; provided further, if the FERC or other governmental body having jurisdiction over the service rendered pursuant to this Agreement authorizes abandonment of such service, this Agreement shall terminate on the abandonment date permitted by the FERC or such other governmental body.

                                 ARTICLE VI - NOTICES

          Except as otherwise provided in the General Terms and Conditions applicable to this Agreement, any notice under this Agreement shall be in writing and mailed to the post office address of the party intended to receive the same, as follows:

                    TRANSPORTER:   Tennessee Gas Pipeline Company
                                   P. O. Box 2511
                                   Houston, Texas  77252-2511
                                   Attention:  Transportation Marketing

                    SHIPPER:

                    NOTICES: Pennsylvania & Southern Gas Company 102 Desmond Street





                                   Sayre, PA 18840
                                   Attention:  James W. Carl





                    BILLING: Pennsylvania & Southern Gas Company 102 Desmond Street
                                   Sayre, PA  18840
                                   Attention:  James W. Carl

          or to such other address as either Party shall designate by formal written notice to the other.

                               ARTICLE VII - ASSIGNMENT

          Any company which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of Transporter or of Shipper, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this contract. Otherwise no assignment of the contract or any of the rights or obligations thereunder shall be made by shipper, except pursuant to the General Terms and Conditions of Transporter's FERC Gas Tariff.

          It is agreed, however, that the restrictions on assignment contained in this Article shall not in any way prevent either Party to the Contract from pledging or mortgaging its rights thereunder as security for its indebtedness.

                            ARTICLE VIII - LAW OF CONTRACT

          The interpretation and performance of this contract shall be in accordance with and controlled by the laws of the State of Texas, without regard to the doctrines governing choice of law.

                       ARTICLE IX - PRIOR AGREEMENTS CANCELLED

          Transporter and shipper agree that this Contract, as of the date hereof, shall supersede and cancel the following contract(s) between the parties hereto:

               Contract for Storage Service dated:


               IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duty executed in several counterparts as of the date first hereinabove written.

                                        TENNESSEE GAS PIPELINE COMPANY

                                        BY: /S/ Glen Schuler
                                             Agent and Attorney-in-Fact

                                        PENNSYLVANIA & SOUTHERN GAS COMPANY

                                        BY: /S/ James W. Carl
                                        TITLE:  Vice President

                                        DATE:  August 25, 1993